SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

                            (Amendment No. _______)*


                                 HemoSense, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   423691 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]        Rule 13d-1(b)

         [ ]        Rule 13d-1(c)

         [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 14 Pages
                       Exhibit Index Contained on Page 12


----------------------------------------------------------                     --------------------------------------
CUSIP NO. 423691 104                                              13 G                                 Page  2 of 14
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Vanguard V, L.P. ("VVLP")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        699,357 shares, except that Vanguard V Venture Partners, L.L.C.
              SHARES                          ("VVVP"), the general partner of VVLP, may be deemed to have sole
           BENEFICIALLY                       power to vote these shares, and Jack M. Gill ("Gill"), Curtis K. Myers
      OWNED BY EACH REPORTING                 ("Myers"), Clifford H. Higgerson ("Higgerson") and Robert D. Ulrich
              PERSON                          ("Ulrich"), the managing members of VVVP, may be deemed to have shared
               WITH                           power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              699,357 shares, except that VVVP, the general partner of VVLP, may be deemed to have sole power to dispose of these shares, and Gill, Myers,
                                              Higgerson and Ulrich, the managing members of VVVP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 423691 104                                              13 G                                 Page  3 of 14
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
                      Vanguard V Venture Partners, L.L.C. ("VVVP")

------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        699,357 shares, all of which are directly owned by VVLP.  VVVP, the
              SHARES                          general partner of VVLP, may be deemed to have sole power to vote
           BENEFICIALLY                       these shares, and Gill, Myers, Higgerson and Ulrich, the managing
      OWNED BY EACH REPORTING                 members of VVVP, may be deemed to have shared power to vote these
              PERSON                          shares.
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP, the general partner of VVLP, may be deemed to have sole power to dispose of these shares, and Gill, Myers, Higgerson and Ulrich, the managing members of VVVP, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 423691 104                                              13 G                                 Page  4 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

             Jack M. Gill
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Gill, a managing member of VVVP, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Gill, a managing member of VVVP, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)                                            IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 423691 104                                              13 G                                 Page  5 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

             Curtis K. Myers
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Myers, a managing member of VVVP, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Myers, a managing member of VVVP, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)                                            IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 423691 104                                              13 G                                 Page  6 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

             Clifford H. Higgerson
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Higgerson, a managing member of VVVP, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Higgerson, a managing member of VVVP, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)                                            IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 423691 104                                              13 G                                 Page  7 of 14
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).

             Robert D. Ulrich
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                    (a)              (b) X
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares.
           OWNED BY EACH
             REPORTING
              PERSON
               WITH
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Ulrich, a managing member of VVVP, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              699,357 shares, all of which are directly owned by VVLP.  VVVP is the general partner of VVLP, and Ulrich, a managing member of VVVP, may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- ------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       699,357
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES (See Instructions)
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                    6.3%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON (See Instructions)                                            IN
------------ ---------------------------------------------------------------------------------------------------------

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page  8 of 14
---------------------------------                    ---------------------------


ITEM 1(A).        NAME OF ISSUER
                  --------------

                  HemoSense, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  c/o Red Rock Ventures
                  180 Lytton Avenue
                  Palo Alto, CA 94301

ITEM 2(A).        NAME OF PERSONS FILING
                  ----------------------

                  This Statement is filed by Vanguard V, L.P., a Delaware limited partnership ("VVLP"), Vanguard V Venture Partners, L.L.C., a Delaware limited liability company ("VVVP"), and Jack M. Gill ("Gill"), Curtis K. Myers ("Myers"), Clifford H. Higgerson ("Higgerson") and Robert D. Ulrich ("Ulrich"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  VVVP, the general partner of VVLP, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by VVLP. Gill, Myers, Higgerson and Ulrich are the managing members of VVVP and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by VVLP.

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE
----------        ------------------------------------

                  The address for each of the Reporting Persons is:

                  Vanguard V, L.P.
                  525 University Avenue, Suite 1200
                  Palo Alto, California  94301

ITEM 2(C)         CITIZENSHIP
                  -----------

                  VVLP is a Delaware limited partnership. VVVP is a Delaware limited liability company. Gill, Myers, Higgerson and Ulrich are United States citizens.

ITEM 2(D) AND (E).    TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                      ---------------------------------------------

                  Common Stock
                  CUSIP #423691 10 4

ITEM 3.           Not Applicable.
                  ---------------


ITEM 4.           OWNERSHIP
                  ---------

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a) Amount beneficially owned:
                        --------------------------

                        See Row 9 of cover page for each Reporting Person.

                    (b) Percent of Class:
                        -----------------

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page  9 of 14
---------------------------------                    ---------------------------

                        See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                            (i)   Sole power to vote or to direct the vote:
                                  -----------------------------------------

                                  See Row 5 of cover page for each Reporting Person.

                            (ii)  Shared power to vote or to direct the vote:
                                  -------------------------------------------

                                  See Row 6 of cover page for each Reporting Person.

                            (iii) Sole   power  to  dispose  or  to  direct  the
                                  ----------------------------------------------
                                  disposition of:
                                  ---------------

                                  See Row 7 of cover page for each Reporting Person.

                            (iv)  Shared power  to  dispose  or  to  direct  the
                                  ----------------------------------------------
                                  disposition of:
                                  ---------------

                                  See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  --------------------------------------------------------------
                  PERSON.
                  -------

                  Under certain circumstances set forth in the limited partnership agreement of VVLP, and the limited liability company agreement of VVVP, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY  BEING REPORTED ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY
                 --------

                  Not applicable.


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page 10 of 14
---------------------------------                    ---------------------------


                                   SIGNATURES
                                   ----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 2006

Vanguard V, L.P.                          /s/  Laura Gwodsen
By Vanguard V Venture Partners, LLC       -------------------------------
Its General Partner                       Signature

                                          Laura Gwodsen
                                          -------------------------------
                                          Chief Financial Officer/
                                          Attorney-In-Fact


Jack M. Gill                              /s/  Laura Gwodsen
                                          -------------------------------
                                          Laura Gwodsen
                                          Attorney-In-Fact




Curtis K. Myers                           /s/  Laura Gwodsen
                                          -------------------------------
                                          Laura Gwodsen
                                          Attorney-In-Fact




Clifford H. Higgerson                     /s/  Laura Gwodsen
                                          -------------------------------
                                          Laura Gwodsen
                                          Attorney-In-Fact




Robert D. Ulrich                          /s/  Laura Gwodsen
                                          -------------------------------
                                          Laura Gwodsen
                                          Attorney-In-Fact


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page 11 of 14
---------------------------------                    ---------------------------


NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page 12 of 14
---------------------------------                    ---------------------------


                                  EXHIBIT INDEX
                                  -------------




                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
-------                                                     -------------

Exhibit A:  Agreement of Joint Filing                            13

Exhibit B:  Power of Attorney                                    14

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page 13 of 14
---------------------------------                    ---------------------------


                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of HemoSense, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.



Date:  February 7, 2006


Vanguard V, L.P.                           /s/  Laura Gwodsen
By Vanguard V Venture Partners, LLC        -------------------------------
Its General Partner                        Signature

                                           Laura Gwodsen
                                           Chief Financial Officer/
                                           Attorney-In-Fact




Jack M. Gill                               /s/  Laura Gwodsen
                                          -------------------------------
                                           Laura Gwodsen
                                           Attorney-In-Fact




Curtis K. Myers                            /s/  Laura Gwodsen
                                          -------------------------------
                                           Laura Gwodsen
                                           Attorney-In-Fact




Clifford H. Higgerson                      /s/  Laura Gwodsen
                                          -------------------------------
                                           Laura Gwodsen
                                           Attorney-In-Fact




Robert D. Ulrich                           /s/  Laura Gwodsen
                                          -------------------------------
                                           Laura Gwodsen
                                           Attorney-In-Fact

---------------------------------                    ---------------------------
CUSIP NO. 423691 104                     13 G                      Page 14 of 14
---------------------------------                    ---------------------------


                                    EXHIBIT B
                                    ---------

                                Power of Attorney
                                -----------------

     Each of the undersigned entities and individuals (collectively, the "Reporting Persons") hereby authorizes and designates Vanguard V Venture Partners, LLC or such other person or entity as is designated in writing by Clifford Higgerson (the "Designated Filer") as the beneficial owner to prepare and file on behalf of such Reporting Person individually, or jointly together with the other Reporting Persons, any and all reports, notices, communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G, Form 13-F, Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to each Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially owned (directly or indirectly) by such Reporting Person (collectively, the "Companies").

     Each Reporting Person hereby further authorizes and designates Laura Gwodsen (the "Authorized Signatory") to execute and file on behalf of such Reporting Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

     The authority of the Designated Filer and the Authorized Signatory under this Document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file any Reports with respect to the Reporting Person's ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing. Each Reporting Person acknowledges that the Designated Filer and the Authorized Signatory are not assuming any of the Reporting Person's responsibilities to comply with the Act or the Exchange Act.

Date:  February 7, 2006


Vanguard V Venture Partners, LLC      /s/  Clifford H. Higgerson
                                     ----------------------------------------
                                     Clifford H. Higgerson, Managing Member



Vanguard V, L.P.                     /s/  Clifford H. Higgerson
                                     ----------------------------------------
                                     Clifford H. Higgerson, Managing Member



Jack M. Gill                         /s/  Jack M. Gill
                                     ----------------------------------------
                                     Jack M. Gill



Curtis K. Myers                      /s/  Curtis K. Myers
                                     ----------------------------------------
                                     Curtis K. Myers



Clifford H. Higgerson                /s/  Clifford H. Higgerson
                                     ----------------------------------------
                                     Clifford H. Higgerson



Robert D. Ulrich                     /s/  Robert D. Ulrich
                                     ----------------------------------------
                                     Robert D. Ulrich